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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

                                                        Cott Corporation
                                                        207 Queen's Quay West
                                                        Toronto, Ontario
                                                        M5J 1A7

                                                        Tel (416) 203-3898
                                                        Fax (416) 203-3914

August 20, 1998

                            PERSONAL AND CONFIDENTIAL

Mr. Colin Walker
175 Meridene Crescent
London, Ontario
N5X 1G3

Dear Colin:

I am very pleased to offer you the position of Vice President, Human Resources effective September 8, 1998. This position will report directly to myself and will be based at the corporate offices located at 207 Queen's Quay West, Toronto, Ontario.

While this letter will outline some of the terms and conditions of your employment with Cott Corporation, please note that this is not a contract of employment or a promise of employment for any specific term. In addition, this offer is conditional on receiving the approval of the Board of Directors.

Your starting base salary will be $235,000 per annum paid every two weeks. You will be provided with a car allowance of $11,700 per annum, also paid every two weeks. Performance and salary are reviewed on an annual basis in April. You will be provided with an initial grant of 40,000 stock options. The strike price will be equal to the closing price of Cott Common Shares on the Toronto Stock Exchange on the last day on which such shares are traded immediately before your first day of employment. In addition, you will be considered for annual option grants along with other Cott senior executives.

In 1998, you are entitled to four (4) weeks of paid vacation, pro-rated for the percentage of 1998 during which you will be employed by Cott, up to a maximum of 20 working days. Regular annual entitlement of four (4) weeks vacation will commence in 1999. You are encouraged to take your vacation in the calendar year in which it is earned. All earned vacation must be taken by December 31st of the year following the one in which it is earned, otherwise it may be forfeited. If you should leave the Company, the value of

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any unearned vacation time taken by you will be deducted from your final pay.
The fiscal 1999, you will be entitled to participate in the bonus plan as it currently exists.

This plan would entitle you to a bonus of up to 40% of your fiscal 1999 salary, dependent upon Cott's financial performance. This plan is subject to change annually at the sole discretion of Cott.

For fiscal 1999 only, you will be guaranteed a bonus of 40% pro-rated for the percentage of this fiscal year in which you will be employed by Cott. In addition, you will also be guaranteed a bonus of up to $62,500 to compensate you for that portion of the bonus you have earned for the 12 month period ending September 30, 1998 which is not paid to you by your previous employer. The bonuses will be paid on the later of signing of this letter by you and receipt of Board approval and 25% of the after tax proceeds of such bonuses must be used to purchase Cott stock within 30 days of the date on which bonuses are paid.

You will be eligible to participate in the Employee Benefits Plan, which includes medical, dental, short term and long term disability, life and optional life benefits. Details of the plan will be provided to you upon commencement of employment. Our benefits plan has a 3-month waiting period, which we are prepared to waive at your request.

Details on Cott's benefits will be sent to you under separate cover for your perusal. Additional information can be provided to you as you become eligible.

In the event that your employment is terminated by Cott for any reason other than just cause, Cott will provide you with a severance package equal to 24 months base salary, bonus, car allowance and benefits (excluding long and short term disability coverage and the out-of-country benefits). This payment will be inclusive of any amounts to which you would otherwise be entitled at law and no other compensation or payments will be made to you in such event. In addition, the payment will be subject to your signing a release in form and content satisfactory to Cott at such time.

Finally, upon the commencement of your employment you will be required to sign a confidentiality and non-competition covenant in favour of Cott on the terms and conditions set out in Appendix I to this letter.

Colin, I am excited about you joining the Cott senior management team. Working with Cott as a consultant the past year you have demonstrated your capabilities and expertise and proven your commitment and fit with our organization. Many exciting challenges and opportunities lie ahead and we look forward to your continued contribution towards the achievement of our goals.

Yours very truly,

/s/ Frank E. Weise
Frank E. Weise, III
President and Chief Executive Officer

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PEF:gv

cc:   Human Resources

I accept this offer and the terms identified herein.

/s/ C. D. Walker                                     Sept 1, 1998
---------------------                                ------------------
Colin Walker                                         Date

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ARTICLE 4 - COVENANTS OF THE PARTIES

4.1         CONFIDENTIALITY.

      (a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any of such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates or any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

            (i)   notified the Corporation;

            (ii) consulted with the Corporation on the advisability of taking steps to resist such requirements;

            (iii) if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

      (b) For the purposes of this Agreement, " Affiliate" shall mean, with respect to any person or entity (herein the "first party"), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under

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common control with") means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

4.2 INVENTIONS. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the board of directors from time to time.

4.3 CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

4.4         RESTRICTIVE COVENANTS

      (a) The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement or for a period of 24 months after the termination of this Agreement or the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

            (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

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            (ii)  for the purpose of competing with any business of the
                  Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time Executive ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;

            (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was an employee or during 12 month period immediately preceding such time.

      (b)   For the purposes of this Agreement:

            (i) "Territory" shall mean Canada, the United States and the United Kingdom;

            (ii) "Business" shall mean the business of manufacturing, selling and distributing non-alcoholic beverages.

      (c) Nothing in this Agreement, shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

4.5         GENERAL PROVISIONS

      (a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 4, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

      (b) The parties acknowledge that the restrictions in this Article 4 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Article 4 may seriously constrain his freedom to seek

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other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modification as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

      (c) Each and every provision of these Sections 4.1, 4.2, 4.3, 4.4 and 4.5 shall survive the termination of this Agreement or the Executive's employment hereunder (regardless of the reason or such termination).